LEASE TERMINATION AGREEMENT

                This Lease Termination Agreement (this "Agreement") is made effective as of August 22, 2002, by and between BEP-EMERY TECH LLC, a Delaware limited liability company ("Landlord"), and EVOLVE SOFTWARE, INC., a Delaware  corporation ("Tenant").

R E C I T A L S

                A.            BEP-Emeryville, L.P. (predecessor-in-interest to Landlord) and Tenant entered into that certain Amended and Restated Office Building Net Lease dated as of October 18, 2000, as amended by that certain First Amendment to Amended and Restated Office Building Net Lease dated as of November 28, 2000, as further amended by that certain Second Amendment to Amended and Restated Office Building Net Lease dated as of October 4, 2001 (as amended, the "Lease") for approximately 72,351 rentable square feet in the Building (the "Leased Premises").  The Leased Premises consists of the following: (i) approximately 35,335 rentable square feet on the 1st, 2nd and 3rd floors of the East Wing of the Building (the "East Wing Premises"), (ii) approximately 15,926 rentable square feet on the 1st floor of the West Wing of the Building (the "1st Floor West Wing Premises"), and (iii) approximately 21,090 rentable square feet on the 2nd floor and mezzanine of the West Wing of the Building (the "2nd Floor and Mezzanine West Wing Premises").  Any capitalized term used but not defined herein shall have the meaning given to it in the Lease.

                B.            Tenant subleased (i) the 1st Floor West Wing Premises to Landlord pursuant to that certain Sublease between Tenant, as sublessor, and Landlord, as sublessee, dated on or about  October 4, 2001 (the "1st Floor West Wing Premises Sublease"), and (ii) the 2nd Floor and Mezzanine West Wing Premises to Landlord pursuant to that certain Sublease between Tenant, as sublessor, and Landlord, as sublessee, dated on or about  October 4, 2001 (the "2nd Floor and Mezzanine West Wing Premises Sublease").  Tenant is currently only occupying the East Wing Premises.  The scheduled term expiration date (i) for the East Wing Premises is July 20, 2007, and (ii) for the 1st Floor West Wing Premises and the 2nd Floor and Mezzanine West Wing Premises is July 10, 2003.

C. Landlord is currently negotiating a lease for the East Wing Premises (the "WAMU Lease") with Washington Mutual Bank, FA ("WAMU").

D. The parties hereto desire to terminate the Lease in accordance with the terms set forth herein.

A G R E E M E N T

1. Recitals. The parties hereby confirm the accuracy of the foregoing Recitals which are incorporated herein by this reference.

                2.             Mutual Termination of Lease.  Subject to the terms and conditions hereof, Tenant and Landlord hereby agree to terminate the Lease effective 11:59 p.m. California time on the date that the conditions precedent described in Paragraphs 3(b), 4, 5, and 6 (and Paragraph 7, if applicable) below have been satisfied by Tenant (the "Termination Date").  Tenant agrees that it shall use commercially reasonable efforts to satisfy the conditions precedent described in Paragraphs 3(b), 4, 5, and 6 below by October 1, 2002 and no later than October 15, 2002.  Notwithstanding the foregoing, if Tenant shall be in monetary default under the Lease or under this Agreement on the Termination Date, the Lease shall not terminate and the Termination Date shall be the date that such default is cured by Tenant (provided that the WAMU Lease is not terminated as a result thereof).  The 1st Floor West Wing Premises Sublease and the 2nd Floor and Mezzanine West Wing Premises Sublease shall also terminate on the Termination Date.  Tenant agrees that even if Tenant has not satisfied the conditions precedent described in Paragraphs 3(b), 4, 5, and 6 below by October 15, 2002, Landlord, in its sole and absolute discretion, can immediately terminate the Lease by providing Tenant with written notice of such termination, and the Termination Date (as such term is used in this Agreement) shall be the date of Landlord's written notice of termination to Tenant.

1

3. Consideration to Tenant and Landlord.

                                (a)           Termination Fee.  In consideration of the early termination of the Lease, Tenant and Landlord agree that Tenant shall pay to Landlord a termination fee in the amount of $4,865,649 (the "Termination Fee") as set forth below.  Tenant acknowledges and agrees that the Termination Fee is fair value for the concessions of Landlord granted in this Agreement.  The Termination Fee shall be payable by Tenant to Landlord in lawful money of the United States, with the first payment due on October 15, 2002, and the remaining payments due in monthly installments on or before the first day of each calendar month commencing November 1, 2002 to and including July 1, 2007 in the amounts set forth in the payment schedule (the "Termination Fee Payment Schedule") attached hereto as Exhibit 1.

                                (b)           Other Fees.  In consideration of the early termination of the Lease, in addition to the Termination Fee, Tenant shall also pay to Landlord, on or prior to the Termination Date, the following fees, which fees shall be a condition precedent to the termination of the Lease on the Termination Date: (i) a $10,000 administrative fee (to partially compensate Landlord for its time involved in connection with the early termination of the Lease and the negotiation of the WAMU Lease), (ii) a $15,000 legal fee reimbursement (to partially compensate Landlord for its legal fees incurred in connection with the early termination of the Lease (including, but not limited to, the preparation and negotiation of this Agreement, the WAMU Lease and other related documents)), and (iii) $212,010 in commission fees payable from Landlord to Grubb & Ellis (the procuring tenant broker for the WAMU Lease) (the "Procuring Tenant Commission Fees").  Landlord shall provide Tenant with written invoices or other written documentation showing the commission fees paid by Landlord to Grubb & Ellis and shall refund to Tenant any unused portion of the Procuring Tenant Commission Fees paid by Tenant to Landlord.

                                (c)           Brokers.  Tenant represents and warrants to Landlord that, to its knowledge, the Procuring Tenant Commission Fees will be the only commission or compensation payable by Landlord in connection with the termination of the Lease and the negotiation of this Agreement, and none of CM Realty (the entity which represented Tenant in these lease termination negotiations) or any other agents, brokers, finders or other similar parties with whom Tenant has had any dealings in connection with the negotiation of this Agreement will be owed any commission or compensation by Landlord.  Tenant hereby agrees to indemnify, defend and hold Landlord free and harmless from and against liability for compensation or charges which may be claimed by CM Realty or any agent, broker, finder or other similar party by reason of any dealings with or actions of Tenant in connection with the negotiation of this Agreement and the consummation of this transaction, including any costs, expenses and attorneys' fees incurred with respect thereto.  Landlord hereby agrees to indemnify, defend and hold Tenant free and harmless from and against liability for compensation or charges which may be claimed by any agent, broker, finder or other similar party by reason of any dealings with or actions of Landlord in connection with the negotiation of this Agreement and the consummation of this transaction or the negotiation and consummation of the WAMU Lease, including any costs, expenses and attorneys' fees incurred with respect thereto.

4. Letter of Credit.

                                (a)           Pursuant to the Lease, Tenant delivered to Landlord that certain irrevocable standby letter of credit No. OSF99000883 in the current amount of $2,320,902 issued by Imperial Bank (as amended, the "Letter of Credit").  As of the Termination Date, the Letter of Credit shall secure the full and faithful performance of Tenant's obligations set forth in this Agreement.  Therefore, prior to the Termination Date and as a condition precedent to the termination of the Lease on the Termination Date, Tenant shall cause the Letter of Credit to be amended as follows: (1) Paragraph 2 under "REQUIRED DOCUMENTS" set forth in the Letter of Credit shall be deleted in its entirety and replaced with the following: "BENEFICIARY'S STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED OFFICER CERTIFYING THAT EVOLVE SOFTWARE, INC. IS IN MONETARY DEFAULT OF THAT CERTAIN LEASE TERMINATION AGREEMENT DATED AUGUST __, 2002 THAT EXISTS BETWEEN EVOLVE SOFTWARE INC. AND BEP-EMERY TECH LLC BEYOND APPLICABLE NOTICE AND CURE PERIODS."; (2) the Letter of Credit shall be reduced to $1,620,902 as of October 15, 2002; and (3) the reduction schedule shall be amended to reflect the reduction schedule in Paragraph 4(b) below.  Tenant agrees that in the event of a monetary default by Tenant hereunder beyond applicable notice and cure periods, Landlord may draw upon the Letter of Credit to the extent necessary to cure such default.  Except as specifically set forth in this Agreement, the Letter of Credit shall remain unmodified and in full force and effect.  Tenant shall not be deemed to be in "monetary default" under this Agreement unless Tenant fails to make a required payment hereunder and does not cure such failure within three (3) business days after written notice of such failure.  Notwithstanding the foregoing, if Tenant continues to be in monetary default under this Agreement beyond applicable notice and cure periods for sixty (60) consecutive days, Landlord may draw upon the full remaining amount of the Letter of Credit to the extent necessary to compensate Landlord for damages as set forth in Paragraph 9 of this Agreement.

                                (b)           Notwithstanding any provision to the contrary in this Paragraph 4, the amount of the Letter of Credit shall be reduced to $1,620,902 as of October 15, 2002.  Thereafter, the amount of the Letter of Credit shall be reduced as follows on the following dates:

REDUCTION DATE	REDUCTION AMOUNT	AMOUNT OF SECURITY DEPOSIT
July 1, 2003	$570,902	$1,050,000
July 1, 2004	$350,000	$700,000
July 1, 2005	$300,000	$400,000
July 1, 2006	$200,000	$200,000
July 1, 2007	$200,000	$0

                Notwithstanding the foregoing, no reduction in the amount of the Letter of Credit shall take place on the dates referenced above if Tenant shall be in monetary default under this Agreement on the applicable date; provided, however, the amount of the Letter of Credit shall be reduced as set forth above as soon as such monetary default is cured by Tenant.

                5.             Vacation and Surrender of the East Wing Premises.  Tenant agrees that it shall use commercially reasonable efforts to vacate and surrender the East Wing Premises in the condition set forth in this Agreement on or before October 1, 2002; provided, however, Tenant acknowledges that October 15, 2002  (the "Latest Move Out Date") is the latest that Tenant can vacate and surrender the East Wing Premises in the condition set forth in this Agreement without incurring penalties, as set forth in Paragraph 7 below.  Landlord shall accept the East Wing Premises in their "AS IS" condition existing as of the date of this Agreement, except that Tenant shall (i) remove all of its personal property from the East Wing Premises (except as otherwise set forth herein) and repair any damage to the East Wing Premises or the Building caused by such removal, and (ii) surrender the East Wing Premises in broom clean condition and free of debris.  Tenant shall be obligated to maintain and repair the East Wing Premises and the Office Property (as defined in Paragraph 6 below), in its current "AS IS" condition from the date of this Agreement to the Termination Date, reasonable wear and tear and casualty excepted.  Tenant's vacation and surrender of the East Wing Premises in the condition set forth in this Agreement shall be a condition precedent to the termination of the Lease on the Termination Date.  Notwithstanding the foregoing, in the event Tenant vacates and surrenders the East Wing Premises prior to the Latest Move Out Date, then Tenant shall receive a day for day credit towards the Termination Fee payments first becoming due hereunder in the amount of $7,090.03 per day for each day between the date Tenant actually vacates and surrenders the East Wing Premises (and satisfies the other conditions precedent described in Paragraphs 3(b), 4, and 6) and the Latest Move Out Date (not to exceed 15 days).

3

                6.             Furniture and Office Equipment.  On or prior to the Termination Date, Tenant shall sell, assign and transfer to Landlord all of its right, title and interest in and to that certain furniture and equipment (the "Office Property") located in the East Wing Premises described in the furniture and equipment list (the "Furniture and Equipment List") attached hereto as Exhibit 2 free of any liens, encumbrances or interests of third parties.  As a condition precedent to the termination of the Lease on the Termination Date, Tenant shall deliver to Landlord a Bill of Sale with respect to the Office Property in the form attached hereto as Exhibit 3.  Tenant represents and warrants that, as of the date Tenant delivers to Landlord the Bill of Sale with respect to the Office Property, Tenant will hold all right, title and interest in and to the Office Property, free of any liens, encumbrances or interests of third parties.  Tenant hereby agrees to indemnify, protect, defend and hold the Landlord harmless of and from any and all claims or expenses (including without limitation reasonable attorneys' fees) arising out of or in any way related to Tenant's breach of its foregoing representation and warranty with respect to the Office Property.  Subject to the preceding sentences, the Office Property shall be conveyed to Landlord in their "AS IS" condition, with all faults and defects.  Landlord shall pay Tenant $75,000 for the Office Furniture upon Tenant's delivery to Landlord of the Bill of Sale with respect to the Office Property.

                7.             Failure to Surrender the East Wing Premises by the Latest Move Out Date.  Tenant acknowledges that Landlord will incur significant damages as set forth in the WAMU Lease (including free rent and lease termination if delivery delays occur) if Tenant does not surrender the East Wing Premises pursuant to the terms of this Agreement by the Latest Move Out Date, and Tenant shall indemnify, defend and hold Landlord harmless from and against all claims, demands, liabilities, losses, costs, expenses (including attorneys' fees), injury and damages incurred by Landlord as a result of Tenant's delay in vacating the East Wing Premises by the Latest Move Out Date.  In addition to the foregoing indemnity, in the event Tenant does not vacate and surrender the East Wing Premises by the Latest Move Out Date, then Tenant shall pay to Landlord, as holdover rent and a penalty, $10,635.05 per day for each day between the date Tenant actually vacates and surrenders the East Wing Premises (and satisfies the condition precedent described in Paragraphs 3(b), 4, 6, and 7) and the Latest Move Out Date (collectively, the "Late Surrender Penalty") and Landlord shall have all of the rights and remedies provided for in the Lease, at law, and under this Agreement.  Payment of the Late Surrender Penalty by Tenant to Landlord shall be a condition precedent to the termination of the Lease on the Termination Date.

                8.             Release.   Except for Tenant's obligations under this Agreement, effective as of the Termination Date, the Landlord hereby releases, remises and forever discharges the Tenant of and from all covenants, obligations, claims and actions arising out of or pertaining to the Leased Premises or the Lease, and the Landlord hereby acknowledges and agrees that the Lease shall be of no further force or effect and thereupon the Tenant shall not be liable for any rents or other monetary assessments, except as set forth in this Agreement. Landlord expressly waives, as of the Termination Date, the provisions of California Civil Code Section 1542 as it applies to the foregoing release, which provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Notwithstanding the foregoing, this release shall not apply to (i) indemnity obligations under the Lease regarding claims asserted by third parties alleging bodily injury as a result of the negligence or willful misconduct of Tenant or its agents or contractors, (ii) indemnity obligations under the Lease with respect to environmental matters regarding claims asserted by third parties, or (iii) events or circumstances first occurring or arising during the period from the date this Agreement is executed by both Landlord and Tenant through and including the Termination Date.  Notwithstanding the foregoing release, for amounts due under the Lease by Tenant or Landlord in connection with Tenant's Proportionate Share of Basic Operating Cost which cannot be ascertained as of the Termination Date, such amounts shall be reconciled as provided for pursuant to the terms of the Lease.

4

                9.             Late Charge; Interest on Past-Due Obligations; Acceleration.  If any payment required to be made by Tenant under this Agreement is not received by Landlord on or before five (5) days after the date the same is due, Tenant shall pay to Landlord an amount equal to five percent (5%) of the delinquency.  The parties agree that Landlord would incur costs not contemplated by this Agreement by virtue of such delinquencies, including without limitation administrative, collection, processing and accounting expenses, the amount of which would be extremely difficult to compute, and the amount stated herein represents a reasonable estimate thereof.  Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's breach or default with respect to such delinquency, or prevent Landlord from exercising any of Landlord's other rights and remedies.  Any payment required to be made by Tenant under this Agreement, other than late charges, which is not received by Landlord on the date on which it was due, shall bear interest from the day after it was due at the lesser of (i) twelve percent (12%) per annum, or (ii) the maximum rate then allowed by law.  Without limiting the obligations of Tenant or the rights and remedies of Landlord under the terms and covenants of this Agreement, if Tenant continues to be in monetary default under this Agreement beyond applicable notice and cure periods for sixty (60) consecutive days, Tenant agrees that Landlord shall have the right, at its sole option, to declare the present value of the Termination Fee not yet paid, irrespective of the date due specified herein, immediately due and payable in full, subject, however, to discounting to present value using the discount rate of the Federal Reserve Bank of San Francisco at the time of such acceleration plus one percent (1%).

                10.           Authority; Fraudulent Transfer.  Landlord and Tenant each represents to the other that (i) it has the full power, authority and legal right to enter into and perform this Agreement and the documents to be delivered by it hereunder, (ii) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action (corporate or otherwise) and do not require the consent or approval of any person or entity that has not been obtained and (iii) this Agreement constitutes a legally valid and binding agreement of it enforceable against it in accordance with the terms hereof. The Tenant represents and warrants that  no transfer of property is being made by Tenant and no obligation is being incurred by Tenant in connection with this Agreement with the intent to hinder, delay, or defraud either present or future creditors of the Tenant.

IN WITNESS WHEREOF, this Agreement is being executed by the parties on the date set forth above.

"LANDLORD":

BEP-EMERY TECH LLC,
a Delaware limited liability company

By: BEP-Emeryville, L.P,
a Delaware limited partnership
its Member

By: EPI Investors 103 LLC,
a California limited
liability company
its General Partner

By: Ellis Partners, Inc.,
a California corporation
its Managing Member

James F. Ellis
Vice President

"TENANT":

EVOLVE SOFTWARE, INC.,
a Delaware corporation

By:
Name:
Title:

5